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                                                                     EXHIBIT 5.2


                    [Gibson, Dunn & Crutcher LLP Letterhead]



                                December 5, 2001




                                                                      Client No.
(212) 351-4000                                                     C 29003-00721


Fleetwood Enterprises, Inc.
Fleetwood Capital Trust II
3125 Myers Street
Riverside, California 92503-5527

         Re: FLEETWOOD ENTERPRISES, INC./FLEETWOOD CAPITAL TRUST II REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-62838) AND FORM S-3 (FILE NO. 333-62850)

Ladies and Gentlemen:

         We have acted as special counsel to Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"), and Fleetwood Capital Trust II, a Delaware statutory business trust and a wholly owned subsidiary of the Company (the "Trust"), in connection with the proposed offer by the Company (the "Exchange Offer") to exchange up to $34.5 million aggregate liquidation amount of 9.75% Convertible Trust Preferred Securities due February 15, 2013 (the "Securities") of the Trust for up to $86.25 million aggregate liquidation amount of outstanding 6% Convertible Trust Preferred Securities due February 15, 2028 (the "Existing Securities") of Fleetwood Capital Trust, a Delaware statutory business trust, and the proposed offer by the Company (the "Cash Offer") to sell to investors up to $50.0 million aggregate liquidation amount of additional Securities (the "Additional Securities" and together with the Securities, the "Exchange Securities") for cash. In connection with the Exchange Offer, the Company will deposit in the Trust as trust assets its 9.75% Convertible Subordinated Debentures due February 15, 2013 (the "Debentures") to be issued pursuant to an Indenture to be entered into between the Company and The Bank of New York, as trustee, (the form of which filed as an exhibit to the Registration Statement, the "Indenture") and the Trust will transfer to the Company the Exchange Securities and its common securities (the "Common Securities"), as set forth in the Registration Statement (as defined below). The Exchange Securities will be guaranteed (the "Preferred Guarantee") by the Company pursuant to the Preferred Guarantee Agreement (as defined below) and the Common Securities will be guaranteed (the "Common Guarantee") by the Company pursuant to the Common Guarantee Agreement (as defined below).

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Fleetwood Capital Trust II
December 5, 2001
Page 2


         In connection with the opinions herein expressed, we have reviewed the combined Registration Statement on Form S-4 (Reg. No. 333-62838) and Form S-3 (Reg. No. 333-62850), as amended (the "Registration Statement"), covering the registration of the Exchange Securities, the Preferred Guarantee, the Debentures, the shares (the "Conversion Shares") of the common stock, par value $1.00 per share of the Company (the "Fleetwood Common Stock"), issuable upon conversion of the Exchange Securities and the Debentures, and the shares of Fleetwood Common Stock (the "Interest Shares" and together with the Conversion Shares, the "Shares") that may be issued solely at the Company's option as payment of interest on the Debentures in accordance with the terms of the Indenture. We have also reviewed the Statement on Schedule TO, filed by the Company with the Securities and Exchange Commission (the "Commission") on December 5, 2001 (the "Schedule TO"). In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

         i. the Dealer Manager Agreement dated as of December 5, 2001 (the "Dealer Manager Agreement") among the Company, the Trust and Banc of America Securities LLC ("BAS");

         ii. the Distribution Agreement dated as of December 5, 2001 (the "Distribution Agreement") among the Company, the Trust and BAS, as placement agent;

         iii.     the Indenture;

         iv. the Declaration of Trust of the Trust, dated as of June 7, 2001 (the "Declaration"), among the Company, as sponsor, Boyd
                  R. Plowman, as regular trustee and The Bank of New York - Delaware, as Delaware trustee;

         v. the form of Amended and Restated Declaration of Trust of the Trust (the "Amended Declaration") to be entered into among the Company, as sponsor, The Bank of New York - Delaware, as Delaware trustee, The Bank of New York, as property trustee, and Lyle N. Larkin, Nelson W. Potter and Boyd R. Plowman, as regular trustees;

         vi. the form of Common Securities Purchase Agreement to be entered into between the Company and the Trust;

         vii. the form of Common Securities Guarantee Agreement (the "Common Guarantee Agreement"), to be entered into by the Company for the benefit of holders of the Common Securities;

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Fleetwood Capital Trust II
December 5, 2001
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         viii.    the form of Preferred Securities Guarantee Agreement (the
                  "Preferred Guarantee Agreement"), to be entered into between the Company and The Bank of New York, as guarantee trustee;

         ix. the forms of Exchange Securities, together with the Preferred Guarantee endorsed thereon, the Common Securities, together with the Common Guarantee endorsed thereon, and the Debentures;

         x. the Exchange Agent Agreement, dated as of December 5, 2001, between the Company and The Bank of New York, as exchange agent;

         xi. the Information Agent Agreement, dated as of July 23, 2001, between the Company and D.F. King & Co., Inc., as information agent; and

         xii. such other documents, corporate records, and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth herein.

         The documents described under the foregoing clauses (i) through (xi) are referred to herein as the "Documents." In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied upon the representations and warranties of the Company and the Trust in the Dealer Manager Agreement and the Distribution Agreement, certificates of officers of the Company or certificates obtained from public officials.

         Further we have assumed that:

           a) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Company) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

           b) Each of the parties to the Documents (other than the Company) has all requisite power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party, the execution and delivery of such Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action, do not violate any law, regulation, order, judgment or decree applicable to such party, and

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Fleetwood Capital Trust II
December 5, 2001
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                  such Documents are legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms;

           c) There are no agreements or understandings between or among the Company, the Trust and other parties to the Documents, or third parties, that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder;

           d) The proceeds from the sale of the Exchange Securities in the Cash Offer will be applied as set forth in the Registration Statement; and

           e) The conversion price for the Exchange Securities will be no less than $8.40 per share.

         Based upon the foregoing and in reliance thereon, and subject to the receipt by the Company and the Trust from the Commission of an order declaring the Registration Statement effective, we are of the opinion that:

         1. The Debentures have been duly authorized by the Company and when issued and delivered in the manner described in the Registration Statement and when executed and authenticated in accordance with the provisions of the Indenture, will be duly executed and delivered by or on behalf of the Company and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

         2. The Preferred Guarantee has been duly authorized by the Company and, assuming the Exchange Securities will be legal, valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, when the Preferred Guarantee has been issued and delivered in connection with the exchange of the Existing Securities or in connection with the sale of the Additional Securities pursuant to the Cash Offer in the manner described in the Registration Statement and when the Exchange Securities and the Preferred Guarantee have been executed and, in the case of the Exchange Securities, authenticated, in accordance with the provisions of the Amended Declaration, will be duly executed and delivered by or on behalf of the Company and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         3. The Conversion Shares issuable upon conversion of the Exchange Securities and the Debentures have been duly authorized and reserved for issuance and, when delivered upon conversion in accordance with the terms of the Exchange Securities, the Debentures, the Amended Declaration and the Indenture, will be validly issued, fully paid and nonassessable.

         4. The Interest Shares issuable at the Company's option as payment of interest on the Debentures have been duly authorized and reserved for issuance and, when delivered upon such

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Fleetwood Capital Trust II
December 5, 2001
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payment of interest, at the Company's option and in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

         The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

         A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York, the United States of America, and, to the limited extent set forth below, the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law, the Delaware Constitution and the reported judicial decisions interpreting these laws as currently in effect (the "DGCL") and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and the DGCL and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

         B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

         C. We express no opinion regarding the effect on the enforceability of the Preferred Guarantee against the Company of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by the Company.

         D. We express no opinion regarding the effectiveness of (i) any waivers or consents relating to rights or duties owed that exist as a matter of law or unknown future rights; (ii) any waiver that is vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; or (vi) any provisions that may be construed as penalties or forfeitures.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not



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Fleetwood Capital Trust II
December 5, 2001
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admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.


                                       Very truly yours,

                                       /s/ GIBSON, DUNN & CRUTCHER LLP

                                       GIBSON, DUNN & CRUTCHER LLP


MWS/LJM/REA/OCW/TCS